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                                                                    Exhibit 4.12



                                                                     NO. _______

THE SECURITIES UNDERLYING THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), NOR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY IN FORM AND SUBSTANCE TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

                     WARRANT TO PURCHASE ________ SHARES OF

                                 COMMON STOCK OF

                               ENDOREX CORPORATION

          (VOID AFTER 5:00 P.M., NEW YORK CITY TIME, NOVEMBER 8, 2008)

         This certifies that __________________ or its duly and validly registered assigns (the "HOLDER"), for value received, is entitled to purchase from Endorex Corporation, a Delaware corporation (the "COMPANY"), a maximum of ___________ shares of the Company's Common Stock, par value $.001 per share ("COMMON STOCK") for cash at a price of eight dollars and eleven cents ($8.11) per share (the "STOCK PURCHASE PRICE"), at any time prior to 5:00 p.m. (New York City Time) on November 8, 2008 (the "EXPIRATION DATE"), upon surrender to the Company at its principal office (or at such other location as the Company may advise the Holder in writing) of this Warrant properly endorsed with the Form of Subscription attached hereto duly filled in and signed and, if applicable, upon payment in cash or by check of the aggregate Stock Purchase Price for the number of shares for which this Warrant is being exercised determined in accordance with the provisions hereof. The Stock Purchase Price and the number of shares purchasable hereunder are subject to adjustment as provided in Section 3 of this Warrant.

         The Warrant is subject to the following terms and conditions:

         1. EXERCISE; ISSUANCE OF CERTIFICATES; PAYMENT FOR SHARES.

                  1.1 GENERAL. This Warrant is exercisable at the option of the holder of record hereof, at any time or from time to time, up to the Expiration Date for all or any part of the shares of Common Stock (but not for a fraction of a share) which may be purchased. The Company agrees that the Common Stock issued upon exercise of this Warrant shall be and are deemed to be issued to the Holder hereof as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered, properly endorsed, the completed, executed Form of Subscription delivered and payment made for such shares. Certificates for the shares of Common Stock so purchased, together with any other securities or


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property to which the Holder hereof is entitled upon such exercise, shall be delivered to the Holder hereof by the Company at the Company's expense within a reasonable time after the rights represented by this Warrant have been so exercised. In case of a purchase of less than all the shares which may be purchased under this Warrant, the Company shall cancel this Warrant and execute and deliver a new Warrant or Warrants of like tenor, for the balance of the shares purchasable under the Warrant surrendered upon such purchase to the Holder within a reasonable time. Each stock certificate so delivered shall be in such denominations of Common Stock as may be requested by the Holder hereof and shall be registered in the name of the Holder.

                  1.2 NET EXERCISE ISSUE.

         Notwithstanding any provisions herein to the contrary, in lieu of exercising all or part of this Warrant for cash, the Holder may elect to effect a cashless exercise by surrendering this Warrant at the principal office of the Company together with the properly endorsed Form of Subscription on which the Holder has indicated its intent to effect a cashless exercise, attached hereto and notice of such election in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

                  X = Y (A - B)
                      ---------
                             A

         Where X = the number of shares of Common Stock to be issued to the Holder;

                                    Y = the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation);

                                    A = the fair market value of one share of Common Stock (at the date of such calculation); and

                                    B = Stock Purchase Price (as adjusted to the date of such calculation).

         For purposes of the above calculation, fair market value of one share of Common Stock shall be the average closing price of the Common Stock as reported on the American Stock Exchange, Nasdaq or any other national securities exchange for the thirty trading days prior to the date of exercise of this Warrant; provided, however, that in the event the Common Stock is not listed on the American Stock Exchange, Nasdaq or any other national securities exchange the fair market value of one share of Common Stock shall be determined by the Company's Board of Directors in good faith.

         2. ADJUSTMENT OF STOCK PURCHASE PRICE AND NUMBER OF SHARES. The Stock Purchase Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 2. Upon each adjustment of the Stock Purchase Price, the Holder of this Warrant shall thereafter be entitled to purchase, at the Stock Purchase Price resulting from such adjustment, the


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number of shares obtained by multiplying the Stock Purchase Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Stock Purchase Price resulting from such adjustment.

                  2.1 SUBDIVISION OR COMBINATION OF STOCK. In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Stock Purchase Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the Stock Purchase Price in effect immediately prior to such combination shall be proportionately increased.

                  2.2 REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. If any recapitalization, reclassification or reorganization of the capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets or other transaction shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, or other assets or property (an "ORGANIC CHANGE"), then, in connection with such Organic Change, lawful and adequate provisions shall be made by the Company whereby the Holder hereof shall thereafter have the right to purchase and receive (in lieu of the shares of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby; provided, however, that the at the discretion of the Board of Directors of the Company and upon providing 15 days prior written notice to the Holder, in the event the value of the stock, securities or other assets or property (determined in good faith by the Board of Directors of the Company) issuable or payable with respect to one share of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby is in excess of the Stock Purchase Price hereof effective at the time of a merger and securities received in such reorganization, if any, are publicly traded, then this Warrant shall expire unless exercised prior to such Organic Change. In the event of any Organic Change, appropriate provision shall be made by the Company with respect to the rights and interests of the Holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Stock Purchase Price to the value for the Common Stock reflected by the terms of the consolidation, merger or sale and of the number of shares purchasable and receivable upon the exercise of this Warrant) shall thereafter be applicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof.

                  2.3 NOTICES OF CHANGE. Upon any adjustment in the number or class of shares subject to this Warrant and of the Stock Purchase Price, the Company shall give, within a reasonable time, written notice thereof to the Holder.

                  2.4 FULL AND PARTIAL EXERCISES. The adjustments of the Stock Purchase Price and aggregate numbers of shares of Common Stock issuable upon exercise of this Warrant shall not apply to any portion of this Warrant that has been exercised previously or to the shares


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purchased pursuant to such exercise. If any partial exercise(s) of this
Warrant is (or are) made, then the adjustment provisions herein shall be applied to the portion of the Warrant which remain unexercised when the event which causes the adjustment occurs.

         3. NO VOTING OR DIVIDEND RIGHTS; LIMITATION OF LIABILITY. Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof the right to vote or to consent or to receive notice as a shareholder of the Company or any other matters or any rights whatsoever as a shareholder of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised. No provisions hereof, in the absence of affirmative action by the Holder to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of the Holder hereof shall give rise to any liability of the Holder for the Stock Purchase Price or as a shareholder of the Company, whether such liability is asserted by the Company or by its creditors.

         4. RESTRICTIONS ON TRANSFERS. This Warrant shall not be transferable; PROVIDED, HOWEVER, that this Warrant and all rights hereunder may be transferred in whole (i) in the case of a natural person, pursuant to such individual's last will and testament or the law of intestacy, descent and distribution, or (ii) in the case of a holder that is not a natural person, to any wholly owned subsidiary or successor entity of the holder of this Warrant upon surrender of this Warrant properly endorsed. Such permitted transfer shall be reflected on the books of the Company maintained for such purpose. Upon any permitted transfer, the Company shall issue and deliver to the transferee a new warrant or warrants with respect to the shares of Common Stock issuable upon exercise of this Warrant so transferred.

         5. REGISTRATION.

         5.1 CERTAIN DEFINED TERMS.

         "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

         "CTD Warrants" shall mean those warrants of Corporate Technology Development, Inc. that were exercisable for shares of CTD Series A Convertible Preferred Stock, par value $.001 per share that were delivered in exchange for the Merger Warrants.

         "Holders" shall mean the Holder of this Warrant and all other holders of Merger Warrants.

         "Merger" shall mean the merger of a wholly owned subsidiary of the Company ("Merger Sub") with and into CTD pursuant to that certain Agreement and Plan of Merger and Reorganization dated as of ________ __, 2001 by and among the Company, Merger Sub and CTD.

         "Merger Warrants" shall mean this Warrant and all other like warrants issued by the Company to the Holders pursuant to the Merger in exchange for CTD Warrants.


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         "register," "registered," and "registration" shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

         "Registrable Securities" shall mean the shares of Common Stock issued or issuable to the Holder upon exercise of this Warrant.

         "SEC" shall mean the Securities and Exchange Commission.

                  5.2 COMPANY REGISTRATION. If (but without any obligation to do so) the Company proposes to register any shares of Common Stock under the Securities Act (other than a registration on Forms S-3, S-4 or S-8, or any successor forms or other forms promulgated for similar purposes) for its own account or for the account of other holders of Common Stock and the registration form to be utilized allows inclusion of Registrable Securities, the Company shall, at such time, give the Holder at least fifteen (15) days prior written notice of such registration (the "COMPANY REGISTRATION"). If the Company receives from the Holder within fifteen (15) days after the mailing of such notice a written request by the Holder for inclusion of Registrable Securities held by the Holder on the Company Registration, the Company shall, subject to the provisions of Section 5.6, cause to be registered on the Company Registration all of the Registrable Securities that the Holder has requested to be so registered

                  5.3 FURNISH INFORMATION. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 5 that the Holder shall furnish to the Company in writing such information regarding itself, the Registrable Securities held by the Holder, and the intended method of disposition of the Registrable Securities as shall be requested by the Company in order to effect the registration of the Registrable Securities.

                  5.4 EXPENSES OF REGISTRATION. All reasonable expenses incurred in connection with registrations, filings or qualifications pursuant to this
Section 5, including all registration, filing and qualification fees, printers' and accounting fees, and fees and disbursements of counsel for the Company shall be borne by the Company; provided, however, that the Holder shall be responsible for its pro rata share of the underwriting discounts and commissions, fees and expenses related to accounting services for the Holder and fees and expenses of legal counsel for the Holder.

                  5.5 UNDERWRITING REQUIREMENTS. If the Company Registration is in connection with an offering involving an underwriting of shares of Common Stock, the Company shall not be required to include on the Company Registration the Registrable Securities unless the Holder accepts, in writing, the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. The number of shares of Registrable Securities that may be included in the underwriting shall be reduced to a number deemed advisable by the underwriters, provided that the securities to be offered by the Company or any other holder of securities of the Company (the "SELLING STOCKHOLDER") shall have priority over any Registrable Securities.


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                  5.6 DELAY OF REGISTRATION.

                  (a) The Holder shall not have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 5.

                  (b) Notwithstanding any other provision in this Section 5, the Company may, at any time, abandon or delay any Company Registration.

                  5.7 INDEMNIFICATION. In the event any Registrable Securities are included in a Company Registration:

                  (a) To the extent permitted by law, the Company will indemnify and hold harmless the Holder and each person, if any, who controls the Holder within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state securities law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a "VIOLATION"): (i) any untrue statement or alleged untrue statement of a material fact contained in such Company Registration, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law, and the Company will pay to the Holder or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this
Section 5.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with information furnished for use in connection with such registration by the Holder, underwriter or controlling person.

                  (b) To the extent permitted by law, the Holder will indemnify and hold harmless the Company, each of its officers and directors, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any Selling Stockholder under such Company Registration and any controlling person of any such underwriter or Selling Stockholder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state securities law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with information furnished by the Holder for use in connection with such registration; and the Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 5.7(b), in connection with investigating or defending any such loss, claim, damage,


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liability, or action; provided, however, that the indemnity agreement contained in this Section 5.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, further, that, in no event shall any indemnity under this Section 5.7(b) exceed the gross proceeds from the offering received by the Holder.

                  (c) Promptly after receipt by an indemnified party under this
Section 5.7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 5.7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding as set forth in a legal opinion of counsel reasonably satisfactory to the indemnifying party. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 5.7 to the extent that such failure to deliver notice was the cause of any damages or other obligations of indemnification, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this
Section 5.7.

                  (d) If the indemnification provided for in this Section 5.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

                  (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.


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                  (f) The obligations of the Company and the Holder under this
Section 5.7 shall survive the completion of any offering of Registrable Securities under a Company Registration, and otherwise.

                  5.8 ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this Section 5 may be only be assigned with a permitted assignment pursuant to Section 4.

                  5.9 "MARKET STAND-OFF" AGREEMENT. The Holder hereby agrees that, during the period of duration specified by the Company and an underwriter of Common Stock or other securities of the Company, if any, it shall not, to the extent requested by the Company, and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Registrable Securities included in such registration; provided, however, that such market stand-off time period shall not exceed ninety (90) days in any 360-day period. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities held by the Holder until the end of such period.

                  5.10 TERMINATION OF REGISTRATION RIGHTS. Notwithstanding anything to the contrary set forth herein, the covenants set forth in Section 5 and the Company's obligations under Section 5.2 shall terminate upon the seventh anniversary of ________ __, 2001 or upon the date that all shares of Registrable Securities have been sold in their entirety by the Holder or may immediately be sold by the Holder under Rule 144(k) during any 90-day period.

                  5.11 OBLIGATIONS OF THE COMPANY. Whenever required under this
Section 5 to effect the registration of any Registrable Securities on a Company Registration, the Company shall use reasonable best efforts to:

                  (a) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

                  (b) furnish to the Holder such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the Holder may reasonably request in order to facilitate the disposition of Registrable Securities owned by the Holder; and

                  (c) register and qualify the securities covered by such Company Registration under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holder; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

         6. MODIFICATION AND WAIVER. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party


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against which enforcement of the same is sought or by the written consent of the Holders of the majority of the shares of Common Stock issuable upon exercise of the Merger Warrants then outstanding.

         7. NOTICES. All notices, requests, documents and other communications hereunder shall be in writing and shall be deemed given on the day delivered if delivered personally, the next business day if delivered by commercial delivery service or by reputable overnight courier, and the third business day if mailed by registered or certified mail (return receipt requested) to the parties at the following address (or such other address as either may from time to time provide to the other in writing): (i) to the Holder at its address as shown on the books of the Company and (ii) to the Company at 28101 Ballard Drive, Suite F, Lake Forest, Illinois 60045, Attention: Chief Executive Officer.

         8. BINDING EFFECT ON SUCCESSORS. This Warrant shall be binding upon any corporation or other entity succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company's assets.

         9. LEGEND. The Common Stock issuable upon exercise of this Warrant shall bear the following legend:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), NOR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY IN FORM AND SUBSTANCE TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED."

         10. DESCRIPTIVE HEADINGS AND GOVERNING LAW. The description headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Delaware.

         11. LOST WARRANTS. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor in lieu of the lost, stolen, destroyed or mutilated Warrant.


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         12. FRACTIONAL SHARES. No fractional shares shall be issued upon exercise of this Warrant. The number of shares that shall be issued upon exercise of this Warrant shall be rounded down to the nearest whole share.


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         IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officers, thereunto duly authorized this ____ day of __________, 2001.

                                           ENDOREX CORPORATION

                                           By:  ________________________________
                                                  Name:
                                                  Title:



ATTEST:

________________________________
Secretary



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                                    EXHIBIT A

                                SUBSCRIPTION FORM

                                                            Date: ______________



Endorex Corporation
28101 Ballard Drive, Suite F
Lake Forest, Illinois  60045
Attn:  Chief Executive Officer

Ladies and Gentlemen:

A. The undersigned hereby elects to irrevocably exercise the Warrant No. _________ (the "WARRANT") issued to it by Endorex Corporation (the "COMPANY") on ________ ___, 2001 and to purchase thereunder ________ shares of Common Stock of the Company, par value $.001 per share (the "SHARES") at a purchase price of _____________ ($____) per Share, or other such purchase price as mandated by Section 3 of the Warrant, for an aggregate purchase price of _____________ Dollars ($________) the ("PURCHASE PRICE").

B.       The undersigned hereby elects to irrevocably convert
         ___________________ percent (___ %) of the value of the Warrant pursuant to the provisions of Section 1.2 of the Warrant.

         Pursuant to the terms of the Warrant the undersigned has delivered or is delivering herewith to the Company the original executed Warrant and, if the Warrant is being exercised pursuant to paragraph A above, the Stock Purchase Price (as defined in the Warrant) in full in cash or by certified check or wire transfer for any such exercise.

                                     Very truly yours.

                                     ------------------------------------------

                                     By:
                                         --------------------------------------

                                     Title:
                                            -----------------------------------